CRANE CO. 100 FIRST STAMFORD PLACE, STAMFORD, CT 06902


R.S. EVANS
CHAIRMAN AND CHIEF                                       December 22, 1998
EXECUTIVE OFFICER


John W. Guffey, Jr.
Coltec Industries Inc
3 Coliseum Centre
2550 West Tyvola Road
Charlotte, NC 28217

Dear John:

          This is in response to your letter of December 17, 1998. It appears that you misunderstood our intentions during our prior conversations. While I will not attempt to address all of the mischaracterizations, I will address certain key facts.

          Let me make our intentions clear. We are fundamentally interested in a Crane-Coltec combination. Our Board of Directors has discussed the strategic and financial aspects of the combination and is very familiar with the situation and fully supportive of the proposal.

          When you quoted from our September 24 letter to the effect that our proposal was "not a formal offer," you ignored the fact that this language was necessary to keep our proposal within the confines of our standstill agreement with you. Our proposal and our interest in Coltec was and still is serious, but your responses have been hard to understand. You claim you were reluctant to agree to due diligence because you believed that Crane is a competitor, but that is not true. Crane is a customer of and a supplier to Coltec, and not a competitor. In contrast, B.F. Goodrich, who is Coltec's competitor, was given due diligence and access to confidential information. Sensitive competitive issues that involved B.F. Goodrich did not foreclose due diligence to it. Crane is in a much less sensitive position than B.F. Goodrich. Nothing should have foreclosed due diligence to us.

          During our September 28th telephone call I offered to visit you to discuss our proposal in depth. You specifically rejected our proposal of
0.80 shares for each Coltec share (then valued at $20.80 or about a 32% premium), saying "we consider it inadequate", not because of any due diligence concerns. Then, despite your claim of inadequacy, within two months you entered into a lower-valued transaction without ever asking us about our continuing interest.

          As you well know, we had no notice of your discussions with B.F. Goodrich. Our November 20 registered letter (received by Coltec on November 23 not November 24) was a timely follow-up to our earlier conversations. It pointedly showed that our proposal was based on an exchange ratio not a dollar price and demonstrated the continued seriousness of our interest. As a fiduciary for shareholders, you should have addressed the letter seriously, and not merely cast it aside as simply "too late". Our proposal of 0.80 shares of Crane stock represented a premium of nearly 20% to the transaction you accepted with B.F. Goodrich. Benefits to shareholders are never "too late", considering that Coltec shareholders are entitled to vote on any proposed merger.

          It is time for you to readdress the merits of our contract claims and our proposal. Our proposal would benefit the shareholders, and you are opposing significant enhancement to


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shareholder value. You are now in a position to negotiate on behalf of
Coltec's shareholders. I again urge you and the Coltec board of directors to acknowledge Crane's contractual rights and take the necessary steps to level the playing field and enter into merger negotiations with Crane on the basis of our strategically and economically superior proposal.


                                          Sincerely,


                                          /s/